Center Bancorp, Inc. Reports Second Quarter 2010 Earnings

Union, NJ — (GLOBE NEWSWIRE) — 07/28/2010 — Center Bancorp, Inc. (NASDAQ: CNBC) (the “Corporation”, or “Center”), parent company  of Union Center National Bank, today reported operating results for the second quarter ended June 30, 2010. Net income amounted to $2.0 million, or $0.13 per fully diluted common share, for the quarter ended June 30, 2010, as compared with earnings of $1.2 million, or $0.08 per fully diluted common share, for the quarter ended June 30, 2009.

Net income for the current quarter included investment securities impairment charges of $706,000, and a one-time charge of $437,000 incurred from a lease/sale transaction on the Corporation’s former operations facility.

For the six months ended June 30, 2010, net income amounted to $2.3 million, or $0.14 per fully diluted common share, as compared to $1.7 million, or $0.13 per fully diluted common share, for the same period in 2009.

“The Corporation’s performance for the second quarter of 2010 reflected sustained progress on many levels with solid results that are beginning to reflect Center’s real core value.  We achieved earnings growth in the quarter and continued to experience loan demand and deposit growth. Our cost effective funding base of non interest-bearing demand deposits again contributed to a strong net interest margin despite the current market and economic conditions.  We also see encouraging signs of a continued improvement in credit quality. The actions we have taken to strengthen the balance sheet over the recent past quarters are beginning to have an impact in positioning the Corporation for improved earnings performance going forward” said Anthony C Weagley, Center’s President and Chief Executive Officer.

 Mr. Weagley further noted, “We are pleased with the growth achieved for the quarter and are optimistic that the Corporation will continue to strengthen its balance sheet.  Our current loan demand remains strong and will support our strategic goal of increasing the earning asset mix.  Notwithstanding the slowdown in the general markets, we believe that current economic conditions offer a unique window of opportunity for Center to expand its franchise as the market and businesses begin to recover from the recession and seek a strong community bank with the capacity and commitment to meet their needs.”

Results for the quarter include:

•	Impairment charges totaling $706,000 were recorded on two issues within the investment securities portfolio, further reducing the remaining exposure related to these bonds.

•
A loss on fixed assets totaling $437,000 was recorded relative to entering into a direct financing lease on the Corporation’s former operations facility. Earnings on the lease arrangement and occupancy expense savings are expected to bring the Corporation to breakeven on the loss related to the transaction within a year.

•
Net interest income increased to $8.7 million, compared to $8.5 million for the first quarter 2010 and $6.6 million for the second quarter 2009. Net interest margin on a fully taxable equivalent basis increased 2 basis points to 3.37% compared to 3.35% for the first quarter of 2010, and expanded 64 basis points compared to the second quarter of 2009, primarily the result of lower rates on deposits and borrowings.

•
At June 30, 2010, total loans amounted to $722.5 million, an increase of $8.6 million as compared to March 31, 2010. The net growth occurred primarily in the commercial loan portfolio, which is the Corporation’s current strategic focus. Commercial real estate loan growth was nominal during the second quarter 2010 and was more than offset by runoff in the residential real estate portfolio. Total loans at June 30, 2010 increased $28.3 million, or 4.1%, as compared to June 30, 2009.

•
Overall credit quality in the loan portfolio improved during the quarter. Non-performing assets, consisting of non-accrual loans, accruing loans past due 90 days or more and other real estate owned, amounted to 0.79% of total assets at June 30, 2010, compared to 0.96% at March 31, 2010 and 0.94% at December 31, 2009. At June 30, 2010, the allowance for loan losses amounted to approximately $8.6 million, or 1.19% of total loans. The allowance for loan losses as a percentage of total non-performing loans was 112.4% at June 30, 2010 compared to 71.7% at March 31, 2010 and 77.2% at December 31, 2009.

•
Deposits increased to $802.5 million at June 30, 2010 from $792.5 million at March 31, 2010 and decreased $152.7 million from the balance reported at June 30, 2009. The growth in the current quarter was primarily in interest-bearing checking deposits, while the decline from a year ago was largely in time deposits.

•	Tier 1 leverage capital ratio of 8.57% at June 30, 2010, compared to 7.52% at June 30, 2009, and 7.73% at December 31, 2009, exceeding regulatory guidelines.

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Book value per common share was $6.71 at June 30, 2010, compared to $6.32 at December 31, 2009 and $6.14 at June 30, 2009. Tangible book value per common share was $5.54 at June 30, 2010, compared to $5.15 at December 31, 2009 and $4.83 at June 30, 2009.

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Return on average assets	0.69%	0.10%	0.07%	0.46%	0.40%
Return on average equity	7.60%	1.07%	0.91%	6.77%	5.35%
Net interest margin (tax equivalent basis)	3.37%	3.35%	3.05%	2.79%	2.73%
Loans / deposits ratio	90.04%	90.08%	88.44%	74.50%	72.68%
Stockholders’ equity / total assets	8.98%	8.81%	8.51%	6.83%	6.67%
Efficiency ratio (1)	65.9%	67.5%	57.6%	62.0%	96.3%
Book value per common share	$6.71	$6.52	$6.32	$6.36	$6.14
Return on average tangible stockholders’ equity (1)	9.06%	1.28%	1.09%	8.33%	6.61%
Tangible common stockholders’ equity / tangible assets (1)	6.85%	6.66%	6.37%	4.92%	4.74%
Tangible book value per common share (1)	$5.54	$5.35	$5.15	$5.04	$4.83

(1) Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Earnings Summary for the Quarter Ended June 30, 2010

For the three months ended June 30, 2010, total interest income on a fully taxable equivalent basis decreased $0.3 million or 2.4%, to $12.5 million, as compared to the three months ended June 30, 2009. Total interest expense decreased by $2.2 million, or 37.0%, to $3.8 million, for the three months ended June 30, 2010, as compared to the same period last year. Net interest income on a fully taxable equivalent basis was $8.7 million for the three months ended June 30, 2010, increasing $1.9 million, or 28.6%, from $6.8 million for the comparable period in 2009.

The decrease in interest expense reflects the impact of the sustained low levels in short-term interest rates and lower volume of time deposits.  The combined positive effect was a decrease in the average cost of funds, which declined 84 basis points to 1.67% from 2.51% for the quarter ended June 30, 2009 and on a linked sequential quarter decreased 12 basis points as compared to the first quarter of 2010.

For the three months ended June 30, 2010, the Corporation’s net interest spread increased 51 basis points to 3.18% as compared to 2.67% for the comparable three month period in 2009, and the Corporation’s net interest margin (net interest income as a percentage of interest-earning assets) widened by 64 basis points from 2.73% to 3.37%, in all cases on an annualized basis.

Condensed Statements of Income

The following presents condensed consolidated statement of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)
For the quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Net interest income	$8,657	$8,509	$8,018	$7,441	$6,627
Provision for loan losses	781	940	2,740	280	156
Net interest income after provision for loan losses	7,876	7,569	5,278	7,161	6,471
Other income (charges)	1,482	(2,449)	(340)	311	2,551
Other expense	6,268	6,392	5,238	5,186	7,314
Income before income tax expense	3,090	(1,272)	(300)	2,286	1,708
Income tax expense (benefit)	1,076	(1,553)	(536)	751	507
Net income	$2,014	$281	$236	$1,535	$1,201
Net income available to common stockholders	$1,868	$136	$94	$1,387	$1,053
Earnings per common share:
Basic	$0.13	$0.01	$0.01	$0.11	$0.08
Diluted	$0.13	0.01	0.01	0.11	0.08
Weighted average common shares outstanding:
Basic	14,574,832	14,574,832	14,531,387	13,000,601	12,994,429
Diluted	14,576,223	14,579,871	14,534,255	13,005,101	12,996,544

Other Income

Other income decreased $1.1 million for the second quarter of 2010 compared with the comparable quarter of 2009, primarily as a result of lower net investment securities gains. During the second quarter of 2010, the Corporation recorded net investment securities gains of $657,000 compared to $1.7 million in net investment securities gains for the same period last year. Excluding net securities gains, the Corporation recorded other income of $825,000 for the three months ended June 30, 2010 compared to other income, excluding net securities losses, of $895,000 on a sequential linked quarter basis and other income, excluding net securities gains, of $841,000 for the three months ended June 30, 2009.

The following presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Service charges on deposit accounts	$337	$325	$371	$350	$324
Commissions from mortgage broker activities	-	-	1	4	-
Loan related fees	40	45	25	35	45
Commissions from sale of mutual funds and annuities	23	93	24	17	45
Debit card and ATM fees	122	105	111	114	116
Bank-owned life insurance	264	264	408	273	257
Net investment securities gains (losses)	657	(3,344)	(1,308)	(511)	1,710
Other service charges and fees	39	63	28	29	54
Total other income (charges)	$1,482	$(2,449)	$(340)	$311	$2,551

Other Expense

Other expense for the second quarter of 2010 totaled $6.3 million which was approximately $124,000 lower than the three months ended March 31, 2010, but which represented a decrease of $1.0 million, or 14.3%, from the second quarter of 2009. Other real estate owned expense for the three months ended June 30, 2010 decreased $1.3 million from the comparable period in 2009. FDIC insurance expense for the three months ended June 30, 2010 decreased $160,000 on a sequential linked quarter basis and decreased $482,000 from the comparable period in 2009. The three months ended June 30, 2010 included a loss on fixed assets of $437,000 due to a lease/sale transaction involving the Corporation’s former operations facility.

The following presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Salaries	$2,103	$2,043	$1,934	$1,981	$1,946
Employee benefits	624	614	552	548	561
Occupancy and equipment	734	889	917	862	902
Professional and consulting	422	274	173	190	236
Stationery and printing	90	84	86	81	102
FDIC Insurance	458	618	430	320	940
Marketing and advertising	105	93	20	75	141
Computer expense	340	340	302	220	228
Bank regulatory related expenses	97	98	68	63	60
Postage and delivery	74	91	76	72	64
ATM related expenses	66	64	63	63	61
Other real estate owned expense	43	-	-	30	1,375
Amortization of core deposit intangible	19	19	19	19	22
Loss (gain) on fixed assets	437	(10)	-	-	-
Repurchase agreement termination fee	-	594	-	-	-
All other expenses	656	581	598	662	676
Total other expense	$6,268	$6,392	$5,238	$5,186	$7,314

Asset Quality

At June 30, 2010, non-performing assets totaled $9.4 million, or 0.79% of total assets, as compared with $11.3 million, or 0.94%, at December 31, 2009 and $9.8 million, or 0.73%, at June 30, 2009.

The allowance for loan losses at June 30, 2010 amounted to approximately $8.6 million, or 1.19% of total loans, compared to 1.21% of total loans at December 31, 2009. The allowance for loan losses as a percentage of total non-performing loans was 112.4% at June 30, 2010 compared to 77.2% at December 31, 2009.

Overall credit quality in the Bank’s loan portfolio remains relatively strong and improved during the quarter. Non-accrual loans decreased from $9.8 million at March 31, 2010 to $7.3 million at June 30, 2010.  Loans past due 90 days or more and still accruing decreased from $1.6 million at March 31, 2010 to $336,000 at June 30, 2010. Other real estate owned at June 30, 2010 of $1.8 million consisted of one residential property that is under contract of sale subject to contingencies waiting to be satisfied; at March 31, 2010 there was no other real estate owned. Troubled debt restructured loans, which are performing loans, increased $4.9 million from March 31, 2010 to $9.4 million at June 30, 2010, due to the addition of four restructurings, offset in part by the removal of three restructured loans that reverted to their original contract terms.

The following presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Non-accrual loans	$7,312	$9,770	$11,245	$11,448	$5,058
Loans 90 days or more past due and still accruing	336	1,584	39	1,477	1,260
Total non-performing loans	7,648	11,354	11,284	12,925	6,318
Other real estate owned	1,780	-	-	-	3,500
Total non-performing assets	$9,428	$11,354	$11,284	$12,925	$9,818
Troubled debt restructured loans	$9,388	$4,465	$966	$970	$975

Non-performing assets / total assets	0.79%	0.96%	0.94%	0.96%	0.73%
Non-performing loans / total loans	1.06%	1.59%	1.57%	1.80%	0.91%
Net charge-offs	$325	$1,512	$1,171	$55	$8
Net charge-offs / average loans (1)	0.18%	0.85%	0.66%	0.03%	0.00%
Allowance for loan losses / total loans	1.19%	1.14%	1.21%	1.00%	1.00%
Allowance for loan losses / non-performing loans	112.4%	71.7%	77.2%	55.3%	109.5%

Total assets	$1,195,819	$1,187,655	$1,195,488	$1,349,516	$1,341,603
Total loans	722,527	713,906	719,606	716,100	694,214
Average loans	718,078	711,860	709,612	693,670	686,675
Allowance for loan losses	8,595	8,139	8,711	7,142	6,917

(1)	Annualized.

A discussion of the significant components of non-accrual loans at June 30, 2010 is outlined below. This grouping of loans accounts for approximately 82% of total non-accrual loans.

- A $3.0 million loan secured by a commercial property located in Essex County, New Jersey.  This non-accrual loan represents an expired participation with Highlands State Bank.

- A $2.0 million loan secured by a commercial property located in Monmouth County, New Jersey. At present, the borrower has changed listing brokers to one that specializes in this type of property. Aggressive marketing is anticipated, and the Corporation expects to be repaid in full from the ultimate sale of the property.

- A $1.0 million loan for a construction project secured by a commercial property in Union County, New Jersey.  The borrower has entered into a contract of sale with a closing expected during the third quarter of 2010. From a combination of the net sales proceeds and a restructuring agreement entered into with the borrower, guarantors and affiliated entities, the Corporation expects to be repaid as a result.

Capital

Total stockholders' equity amounted to $107.4 million, or 8.98% of total assets, at June 30, 2010. Tangible common stockholders' equity was $80.8 million, or 6.85% of tangible assets. Book value per common share was $6.71 at June 30, 2010, compared to $6.14 at June 30, 2009. Tangible book value per common share was $5.54 at June 30, 2010 compared to $4.83 at June 30, 2009.

At June 30, 2010, the Corporation’s Tier 1 leverage capital ratio was 8.57%, the Tier 1 risk-based capital ratio was 11.34% and the Total risk-based capital ratio was 12.32%. Tier 1 capital increased to approximately $99.0 million at June 30, 2010 from $88.6 million at June 30, 2009, reflecting the Corporation’s proceeds from the rights offering and private placement with its standby purchaser in October 2009 and increases in retained earnings.

Statement of Condition Highlights at June 30, 2010

•	Total assets amounted to $1.2 billion at June 30, 2010, which positions the Corporation as one of the largest New Jersey headquartered financial institutions.

•
Total loans were $722.5 million at June 30, 2010, increasing $28.3 million, or 4.1%, from June 30, 2009.  Total real estate loans declined $3.6 million from the comparable period in 2009 as a result of a decrease in the residential real estate portfolio which more than offset the increase in commercial real estate loans.  Commercial loans increased $32.5 million year over year.

•	Investment securities decreased by $84.6 million at June 30, 2010 compared to June 30, 2009.

•
Deposits totaled $802.5 million at June 30, 2010, a decrease of $152.7 million from June 30, 2009. Time certificates of deposit of $100,000 and over decreased $159.9 million compared to June 30, 2009, primarily due to a decline in CDARS Reciprocal deposits.

•
Total deposit funding sources, including overnight repurchase agreements (which agreements are considered part of the demand deposit base), amounted to $845.1 million at June 30, 2010, a decrease of $134.1 million from June 30, 2009, reflecting outflows of CDARS time deposits. The Corporation’s core deposit gathering efforts remain strong.

•
Borrowings totaled $248.9 million at June 30, 2010, decreasing $25.5 million from December 31, 2009, primarily due to repayment of a Federal Home Loan Bank advance and a structured repurchase agreement.

The following reflects the composition of the Corporation’s loan portfolio as of the dates indicated.

Loans (unaudited)

(in thousands)
At quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Real estate loans:
Residential	$176,697	$184,598	$190,138	$200,533	$218,340
Commercial	299,694	297,167	304,662	291,133	262,676
Construction	55,125	50,574	51,099	57,898	54,105
Total real estate loans	531,516	532,339	545,899	549,564	535,121
Commercial loans	190,097	180,597	172,226	165,173	157,621
Consumer and other loans	467	505	954	952	921
Total loans before deferred fees and costs	722,080	713,441	719,079	715,689	693,663
Deferred costs, net	447	465	527	411	551
Total loans	$722,527	$713,906	$719,606	$716,100	$694,214

The following reflects the composition of the Corporation’s deposits as of the dates indicated.

Deposits (unaudited)
(in thousands)
At quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Demand:
Non interest-bearing	$138,152	$137,422	$130,518	$126,205	$130,115
Interest-bearing	176,284	156,865	156,738	136,070	137,578
Savings	189,920	188,712	192,996	215,275	185,074
Money market	125,055	126,647	116,450	132,395	129,756
Time	173,048	182,864	217,003	351,212	372,619
Total deposits	$802,459	$792,510	$813,705	$961,157	$955,142

Condensed Statements of Condition

The following tables present condensed statements of condition at or for the periods indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Cash and due from banks	$97,651	$66,863	$89,168	$172,401	$176,784
Investments	294,277	322,309	298,124	376,097	378,895
Loans	722,527	713,906	719,606	716,100	694,214
Allowance for loan losses	(8,595)	(8,139)	(8,711)	(7,142)	(6,917)
Restricted investment in bank stocks, at cost	10,707	10,551	10,672	10,673	10,675
Premises and equipment, net	13,349	17,635	17,860	18,155	18,430
Goodwill	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	186	205	224	243	262
Bank-owned life insurance	26,832	26,568	26,304	26,162	25,888
Other real estate owned	1,780	-	-	-	3,500
Other assets	20,301	20,953	25,437	20,023	23,068
Total Assets	$1,195,819	$1,187,655	$1,195,488	$1,349,516	$1,341,603
Deposits	$802,459	$792,510	$813,705	$961,157	$955,142
Borrowings	248,883	258,477	274,408	280,509	252,498
Other liabilities	37,058	32,065	5,626	15,623	44,505
Stockholders' equity	107,419	104,603	101,749	92,227	89,458
Total Liabilities and Stockholders’ Equity	$1,195,819	$1,187,655	$1,195,488	$1,349,516	$1,341,603

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Investments	313,905	$310,525	$357,471	$385,270	$304,482
Loans	718,078	711,860	709,612	693,670	686,675
Allowance for loan losses	(8,362)	(8,378)	(7,401)	(6,978)	(6,891)
All other assets	150,842	164,708	233,341	274,103	211,495
Total Assets	$1,174,463	$1,178,715	$1,293,023	$1,346,065	$1,195,761
Interest-bearing deposits	$659,608	$661,630	$764,469	$845,504	$716,243
Non interest-bearing deposits	139,759	135,358	134,325	129,592	121,482
Borrowings	256,854	268,775	279,344	266,825	253,310
Other liabilities	12,295	8,316	11,018	13,411	14,921
Stockholders’ equity	105,947	104,636	103,867	90,733	89,805
Total Liabilities and Stockholders’ Equity	$1,174,463	$1,178,715	$1,293,023	$1,346,065	$1,195,761

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Corporation's management believes that the supplemental non-GAAP information is utilized by market analysts and others to evaluate a company's financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

“Return on average tangible stockholders’ equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders’ equity. Tangible stockholders’ equity is defined as common stockholders’ equity less goodwill and other intangible assets. The return on average tangible stockholders’ equity measure may be important to investors that are interested in analyzing our return on equity excluding the effect of changes in intangible assets on equity.

The following presents a reconciliation of average tangible stockholders’ equity and a reconciliation of return on average tangible stockholders’ equity for the periods presented.

(dollars in thousands)
For the quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Net income	$2,014	$281	$236	$1,535	$1,201
Average stockholders’ equity	$105,947	$104,636	$103,867	$90,733	$89,805
Less:
Average goodwill and other intangible assets	17,001	17,020	17,039	17,058	17,078
Average tangible stockholders’ equity	$88,946	$87,616	$86,828	$73,675	$72,727

Return on average stockholders’ equity	7.60%	1.07%	0.91%	6.77%	5.35%
Add:
Average goodwill and other intangible assets	1.46%	0.21%	0.18%	1.56%	1.26%
Return on average tangible stockholders’ equity	9.06%	1.28%	1.09%	8.33%	6.61%

“Tangible book value per common share” is a non-GAAP financial measure and represents tangible stockholders’ equity (or tangible book value) calculated on a per common share basis. The disclosure of tangible book value per common share may be helpful to those investors who seek to evaluate the Corporation’s book value per common share without giving effect to goodwill and other intangible assets.

The following presents a reconciliation of book value per common share to tangible book value per common share as of the dates presented.

(dollars in thousands, except per share data)
At quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Common shares outstanding	14,574,832	14,574,832	14,572,029	13,000,601	13,000,601
Stockholders’ equity	$107,419	$104,603	$101,749	$92,227	$89,458
Less: Preferred stock	9,659	9,639	9,619	9,599	9,578
Less: Goodwill and other intangible assets	16,990	17,009	17,028	17,047	17,066
Tangible common stockholders’ equity	$80,770	$77,955	$75,102	$65,581	$62,814

Book value per common share	$6.71	$6.52	$6.32	$6.36	$6.14
Less: Goodwill and other intangible assets	1.17	1.17	1.17	1.32	1.31
Tangible book value per common share	$5.54	$5.35	$5.15	$5.04	$4.83

"Tangible common stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible common stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration of intangible assets, inasmuch as tangible common stockholders' equity and tangible assets both exclude goodwill and other intangible assets.

The following presents a reconciliation of total assets to tangible assets and a reconciliation of total stockholders' equity/total assets to tangible common stockholders' equity/tangible assets as of the dates presented.

(dollars in thousands)
At quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Total assets	$1,195,819	$1,187,655	$1,195,488	$1,349,516	$1,341,603
Less: Goodwill and other intangible assets	16,990	17,009	17,028	17,047	17,066
Tangible assets	$1,178,829	$1,170,646	$1,178,460	$1,332,469	$1,324,537

Total stockholders' equity / total assets	8.98%	8.81%	8.51%	6.83%	6.67%
Tangible common stockholders' equity/tangible assets	6.85%	6.66%	6.37%	4.92%	4.74%

Other income is presented in the table below including and excluding net securities gains (losses). We believe that many investors desire to evaluate other income without regard for securities gains (losses).

(in thousands)
For the quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Other income (charges)	$1,482	$(2,449)	$(340)	$311	$2,551
Less: Net securities gains (losses)	657	(3,344)	(1,308)	(511)	1,710
Other income, excluding net securities gains (losses)	$825	$895	$968	$822	$841

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains (losses), calculated as follows:

(dollars in thousands)
For the quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Other expense	$6,268	$6,392	$5,238	$5,186	$7,314

Net interest income (tax equivalent basis)	$8,686	$8,569	$8,129	$7,536	$6,753
Other income, excluding net securities gains (losses)	825	895	968	822	841
Total	$9,511	$9,464	$9,097	$8,358	$7,594

Efficiency ratio	65.9%	67.5%	57.6%	62.0%	96.3%

About Center Bancorp

Center Bancorp, Inc. is a bank holding company which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides financial services including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration.

The Bank currently operates 13 banking locations in Union and Morris Counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank’s primary market area is comprised of Union and Morris  Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At June 30, 2010, the Corporation had total assets of $1.2 billion, total deposit funding sources, which includes overnight repurchase agreements, of $845.1 million and stockholders’ equity of $107.4 million. For further information regarding Center Bancorp, Inc., visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, visit our web site at http://www.ucnb.com.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding future earnings performance, future results and financial condition, future earning asset mix, the Corporation’s real core value, the future impact of a direct financing lease on the Corporation’s former operations facility, future credit quality, repayment expectations relating to non-performing assets, market and economic conditions, growth and economic recovery) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the protracted global financial crisis and the deregulation of the financial services industry, and other risks cited in the Corporation’s most recent Annual Report on Form 10-K and other reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Investor Inquiries:
Anthony C. Weagley
President & Chief Executive Officer
 (908) 206-2886

Joseph Gangemi
Investor Relations
 (908) 206-2863

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share data)	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Cash and due from banks	$97,651	$89,168
Investment securities available-for-sale	294,277	298,124
Loans	722,527	719,606
Less: Allowance for loan losses	8,595	8,711
Net loans	713,932	710,895
Restricted investment in bank stocks, at cost	10,707	10,672
Premises and equipment, net	13,349	17,860
Accrued interest receivable	3,838	4,033
Bank-owned life insurance	26,832	26,304
Goodwill	16,804	16,804
Prepaid FDIC assessments	4,707	5,374
Other real estate owned	1,780	—
Other assets	11,942	16,254
Total assets	$1,195,819	$1,195,488
LIABILITIES
Deposits:
Non-interest bearing	$138,152	$130,518
Interest-bearing:
Time deposits $100 and over	109,917	144,802
Interest-bearing transaction, savings and time deposits $100 and less	554,390	538,385
Total deposits	802,459	813,705
Short-term borrowings	42,662	46,109
Long-term borrowings	201,066	223,144
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	5,232	5,626
Due to brokers for investment securities	31,826	—
Total liabilities	1,088,400	1,093,739
STOCKHOLDERS’ EQUITY
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares; issued 10,000 shares at June 30, 2010 and December 31, 2009, respectively	9,659	9,619
Common stock, no par value, authorized 25,000,000 shares; 16,762,412 shares issued at June 30, 2010 and December 31, 2009, outstanding 14,574,832 and 14,572,029 shares at June 30, 2010 and December 31, 2009, respectively	97,908	97,908
Additional paid in capital	5,690	5,650
Retained earnings	18,195	17,068
Treasury stock, at cost (2,187,580 and 2,190,383 common shares at June 30, 2010 and December 31, 2009, respectively)	(17,698)	(17,720)
Accumulated other comprehensive loss	(6,335)	(10,776)
Total stockholders’ equity	107,419	101,749
Total liabilities and stockholders’ equity	$1,195,819	$1,195,488

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2010	2009	2010	2009
Interest income
Interest and fees on loans	$9,419	$9,211	$18,787	$18,313
Interest and dividends on investment securities:
Taxable interest income	2,864	3,079	5,873	5,459
Tax-exempt interest income	56	245	173	588
Dividends	149	171	327	288
Total interest income	12,488	12,706	25,160	24,648
Interest expense
Interest on certificates of deposit $100 or more	340	989	754	1,767
Interest on other deposits	1,235	2,552	2,499	4,829
Interest on borrowings	2,256	2,538	4,741	5,046
Total interest expense	3,831	6,079	7,994	11,642
Net interest income	8,657	6,627	17,166	13,006
Provision for loan losses	781	156	1,721	1,577
Net interest income after provision for loan losses	7,876	6,471	15,445	11,429
Other income
Service charges, commissions and fees	459	440	889	889
Annuity and insurance	23	45	116	85
Bank-owned life insurance	264	257	528	475
Other	79	99	187	176
Other-than-temporary impairment losses	(706)	—	(8,472)	(140)
Portion of (gains) losses recognized in other comprehensive income (before taxes)	—	—	3,377	—
Net other-than-temporary impairment losses	(706)	—	(5,095)	(140)
Net gains on sale of investment securities	1,363	1,710	2,408	2,450
Net investment securities gains (losses)	657	1,710	(2,687)	2,310
Total other income (charges)	1,482	2,551	(967)	3,935
Other expense
Salaries and employee benefits	2,727	2,507	5,384	4,900
Occupancy and equipment	734	902	1,623	2,020
FDIC insurance	458	940	1,076	1,305
Professional and consulting	422	236	696	448
Stationery and printing	90	102	174	172
Marketing and advertising	105	141	197	271
Computer expense	340	228	680	442
Other real estate owned expense	43	1,375	43	1,408
Loss on fixed assets, net	437	—	427	—
Repurchase agreement termination fee	—	—	594	—
All other	912	883	1,766	1,667
Total other expense	6,268	7,314	12,660	12,633
Income before income tax expense	3,090	1,708	1,818	2,731
Income tax expense (benefit)	1,076	507	(477)	731
Net income	2,014	1,201	2,295	2,000
Preferred stock dividends and accretion	146	148	291	277
Net income available to common stockholders	$1,868	$1,053	$2,004	$1,723

Earnings per common share:
Basic	$0.13	$0.08	$0.14	$0.13
Diluted	$0.13	$0.08	$0.14	$0.13
Weighted average common shares outstanding:
Basic	14,574,832	12,994,429	14,574,832	12,992,879
Diluted	14,576,223	12,996,544	14,577,897	12,994,518

CENTER BANCORP, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA AND STATISTICAL INFORMATION
(Unaudited)

	Three Months Ended
(in thousands, except for share data)	6/30/2010	03/31/2010	6/30/2009
Statements of Income Data
Interest income	$12,488	$12,672	$12,706
Interest expense	3,831	4,163	6,079
Net interest income	8,657	8,509	6,627
Provision for loan losses	781	940	156
Net interest income after provision for loan losses	7,876	7,569	6,471
Other income (charges)	1,482	(2,449)	2,551
Other expense	6,268	6,392	7,314
Income (loss) before income tax expense	3,090	(1,272)	1,708
Income tax expense (benefit)	1,076	(1,553)	507
Net income	$2,014	$281	$1,201
Net income available to common stockholders	$1,868	$136	$1,053
Earnings per Common Share
Basic	$0.13	$0.01	$0.08
Diluted	$0.13	$0.01	$0.08
Statements of Condition Data (Period-End)
Investments	$294,277	$322,309	$378,895
Loans	722,527	713,906	694,214
Assets	1,195,819	1,187,655	1,341,603
Deposits	802,459	792,510	955,142
Borrowings	248,883	258,477	252,498
Stockholders' equity	107,419	104,603	89,458
Common Shares Dividend Data
Cash dividends	$437	$437	$390
Cash dividends per share	$0.03	$0.03	$0.03
Dividend payout ratio	23.39%	321.32%	37.04%
Weighted Average Common Shares Outstanding
Basic	14,574,832	14,574,832	12,994,429
Diluted	14,576,223	14,579,871	12,996,544
Operating Ratios
Return on average assets	0.69%	0.10%	0.40%
Return on average equity	7.60%	1.07%	5.35%
Return on average tangible equity	9.06%	1.28%	6.61%
Average equity / average assets	9.02%	8.88%	7.51%
Book value per common share (period-end)	$6.71	$6.52	$6.14
Tangible book value per common share (period-end)	$5.54	$5.35	$4.83
Non-Financial Information (Period-End)
Common stockholders of record	592	598	627
Full-time equivalent staff	163	162	155